Exhibit 4.5
2009 LONG-TERM INCENTIVE AWARD PLAN
OF
WALTER INVESTMENT MANAGEMENT CORP.
     Walter Investment Management Corp., a Maryland corporation, has adopted the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp., (the “Plan”), effective April 17, 2009, for the benefit of its eligible employees, consultants and directors.
     The purposes of the Plan are as follows:
     (1)   To provide an additional incentive for directors, Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.
     (2)   To enable the Company to obtain and retain the services of directors, Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.
ARTICLE I.
DEFINITIONS
     Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
     1.1.  “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Options granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 10.2.
     1.2.  “Award” shall mean an Option, a Restricted Stock award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right which may be awarded or granted under the Plan (collectively, “Awards”).
     1.3.  “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
     1.4.  “Award Limit” shall mean 1,200,000 shares of Common Stock, as adjusted pursuant to Section 11.3; provided, however, that solely with respect to Performance Awards granted pursuant to Section 8.2(b), Award Limit shall mean $2,000,000.
     1.5.  “Board” shall mean the Board of Directors of the Company.
     1.6.  “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:
     (a)   (i) Any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or any person which as of the date of adoption of this Plan by the Board, has “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities) directly or indirectly acquires beneficial ownership of securities possessing more than 40% of the total combined voting power of the Company’s outstanding securities, or
      (ii)  Any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) who is not, as of the date of adoption of this Plan by the Board, a beneficial owner of 1% or more of the total combined voting power of the Company’s outstanding securities, directly or indirectly acquires beneficial ownership of securities possessing more than 25% of the total combined voting power of the Company’s outstanding securities and is, upon the consummation of such acquisition, the beneficial owner of the largest percentage of the total combined voting power of the Company’s outstanding securities; or
     (b)   There is a change in the composition of the Board over a period of 36 consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or
     (c)   The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
     (d)   The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets.
     1.7.  “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.8.  “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 10.1.
     1.9.  “Common Stock” shall mean the common stock of the Company, par value $.01 per share.
     1.10.  “Company” shall mean Walter Investment Management Corp., a Maryland corporation.
     1.11.  “Consultant” shall mean any consultant or adviser if:
     (a)   The consultant or adviser renders bona fide services to the Company;
     (b)   The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and
     (c)   The consultant or adviser is a natural person who has contracted directly with the Company to render such services.
     1.12.  “Deferred Stock” shall mean an Award under Article VIII of the Plan of the right to receive Common Stock at the end of specified period and under specified conditions.
     1.13.  “Director” shall mean a member of the Board.
     1.14.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VIII of the Plan.
     1.15.  “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
     1.16.  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

     1.17.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     1.18.  “Fair Market Value” of a share of Common Stock as of a given date shall be (a) if the Common Stock is traded on the New York Stock Exchange or another securities exchange, the mean of the high and low sales prices (rounded to the nearest $0.01) of a share of Common Stock as reported by the New York Stock Exchange or such other exchange on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred; or (b) if the Common Stock is not traded on the New York Stock Exchange or another securities exchange, the fair market value of a share of Common Stock as established by the Administrator acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and all other applicable rules and regulations.
     1.19.  “Holder” shall mean a person who has been granted or awarded an Award.
     1.20.  “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.
     1.21.  “Independent Director” shall mean a member of the Board who is not an Employee of the Company.
     1.22.  “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.
     1.23.  “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and Consultants shall be Non-Qualified Stock Options.
     1.24.  “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VIII of the Plan.
     1.25.  “Performance Criteria” shall mean any objective business criterion with respect to the Company, any Subsidiary or any division or operating unit, as determined by the Administrator. Such performance criteria may include, without limitation, one or more of: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Common Stock, (k) earnings before any one or more of the following items: interest, taxes, depreciation or amortization and (l) consummations of acquisitions or sales of certain of the Company’s assets, subsidiaries or other businesses. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code, “Performance Criteria” shall be limited to the criteria set forth in Section 1.25(a)-(l) above, and such criteria shall be applied only to the extent permissible with respect to such qualification under Section 162(m)(4)(C).
     1.26.  “Plan” shall mean the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp.
     1.27.  “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.
     1.28.  “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.
     1.29.  “Section 162(m) Participant” shall mean any Employee whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
     1.30.  “Securities Act” shall mean the Securities Act of 1933, as amended.
     1.31.  “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX of the Plan.
     1.32.  “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee or Consultant in cash, awarded under Article VIII of the Plan.

     1.33.  “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     1.34.  “Substitute Award” shall mean an Option granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.
     1.35.  “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
     1.36.  “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.
     1.37.  “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.
ARTICLE II.
SHARES SUBJECT TO PLAN
     2.1.    Shares Subject to Plan.
     (a)   The shares of stock subject to Awards shall be Common Stock. Subject to adjustment as provided in Section 11.3, the aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed 3,000,000. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.
     (b)   The maximum number of shares which may be subject to Awards granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit.

     2.2.    Add-back of Options and Other Rights; Certain Acquired Entities.
     (a)   If any Option, or other right to acquire shares of Common Stock under any other Award under the Plan, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Awards which are adjusted pursuant to Section 11.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
     (b)   Subject to Sections 3.2(d) and 3.3, any shares of Common Stock that are issued by the Company, and any Awards that are granted as a result of the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the limitations set forth in Section 2.1.
ARTICLE III.
GRANTING OF AWARDS
     3.1.    Award Agreement.    Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
     3.2.    Provisions Applicable to Section 162(m) Participants.
     (a)   The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.
     (b)   Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Section 162(m) Participant, including Restricted Stock the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria, and any performance or incentive award described in Article VIII that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.
     (c)   To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the

Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.
     (d)   Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
     3.3.    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
     3.4.    Consideration.    In consideration of the granting of an Award under the Plan, the Holder shall agree, in the Award Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Award Agreement or by action of the Administrator following grant of the Award) after the Award is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company).
     3.5.    At-Will Employment.    Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary.
     3.6.    Non-Qualified Deferred Compensation.    In the event that any Award granted under the Plan is determined to constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (a “NQDC Award”), in whole or in part, the Award Agreement evidencing such NQDC Award shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 409A of the Code, subject to the following:
     (a)   The Award Agreement for the NQDC Award shall set forth the amount (or the method or formula for determining the amount) of the deferred compensation and the time and form of payment, which shall comply with Section 3.6(b).
     (b)   The NQDC Award shall provide for payment of the deferred compensation in a manner consistent with the permissible payment rules of Section 409A of the Code and Treasury Regulation Section 1.409A-3 not earlier than (i) the Holder’s Separation from Service (as defined below, and subject to Section 3.6(e)) (ii) the Holder’s death, (iii) the Holder becoming “disabled” (as defined under Section 409A of the Code), (iv) a specified time or fixed schedule set forth in the Award Agreement, (v) the occurrence of a 409A Change in Control (as defined below), and/or (vi) the occurrence of an “unforeseeable emergency” (as defined under Section 409A of the Code, and subject to the limitation on payment described in Section 409A(a)(2)(B)(ii)(II)). With respect to an Option or Stock Appreciation Right, payment means the exercise of the Option or Stock Appreciation Right.
     (c)   The NQDC Award shall not permit the acceleration of the time or schedule of payment of deferred compensation within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-3(j), except that the Administrator, in its sole discretion, may accelerate payment of deferred compensation if such acceleration is permitted by Section 409A of the Code.

     (d)   Unless the Administrator elects otherwise, the NQDC Award shall not permit either initial deferral elections (under Treasury Regulations Section 1.409A-2(a)) or subsequent deferral elections (under Treasury Regulations Section 1.409A-2(b)). If a NQDC Award provides either the Company or the Holder with the right to make an initial deferral election, the conditions under which such election may be made must be set forth in writing on or before the date the applicable election is required to be irrevocable to satisfy the requirements of Treasury Regulations Section 1.409A-2(a). If a NQDC Award provides either the Company or the Holder with the right to make an subsequent deferral election, the conditions under which such election may be made must be set forth in writing on or before the date the applicable election is required to be irrevocable to satisfy the requirements of Treasury Regulations Section 1.409A-2(b).
     (e)   If an amount of deferred compensation is otherwise payable upon a Termination of Consultancy, Termination of Directorship or Termination of Employment, such payment shall not be made unless and until the Holder experiences a Separation from Service. “Separation from Service” means Holder’s “separation from service” from Holder’s service recipient within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, Holder’s “service recipient” is the Company or the Subsidiary that, if Holder is an employee, directly employs Holder or, if Holder is an independent contractor, Holder performs services for, and every entity or other person which collectively with such direct employer/service recipient constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the employer/service recipient for this purpose.
     (f)    If Holder is a Specified Employee (as defined below), a payment of an amount of deferred compensation upon the Holder’s Separation from Service shall not be made before the date that is six (6) months after the date of Holder’s Separation from Service (or, if earlier, the date of Holder’s death). The Administrator shall set forth in the Award Agreement the time in which amounts otherwise payable during such period shall be paid to Holder, subject to compliance with the applicable requirements of Section 409A of the Code, or, if no time is specified, all such amounts shall be accumulated and paid in a single lump sum to Holder on the first business day after the date that is six (6) months after the date of Holder’s Separation from Service (or, if earlier, within fifteen (15) days following Holder’s date of death). “Specified Employee” means a “specified employee” of the service recipient that includes the Company or the Subsidiary that directly employs Holder (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).
     (g)   A “409A Change in Control” means a transaction that (i) constitutes a Change in Control as defined under the terms of the Plan, and (ii) constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined under Section 409A of the Code and Treasury Regulations 1.409A-3(i)(5).
ARTICLE IV.
GRANTING OF OPTIONS TO EMPLOYEES,
CONSULTANTS AND INDEPENDENT DIRECTORS
     4.1.    Eligibility.    Any Employee or Consultant selected by the Administrator pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5.
     4.2.    Disqualification for Stock Ownership.    No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

     4.3.    Qualification of Incentive Stock Options.    No Incentive Stock Option shall be granted to any person who is not an Employee.
     4.4.    Granting of Options to Employees and Consultants.
     (a)   The Administrator shall from time to time, in its discretion, and subject to applicable limitations of the Plan:
       (i)  Select from among the Employees or Consultants (including Employees or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;
      (ii)  Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees or Consultants;
     (iii)  Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and
     (iv)  Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.
     (b)   Upon the selection of an Employee or Consultant to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.
     (c)   Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.
     4.5.    Grants of Options to Independent Directors.
     (a)    Automatic Grants.    Each person who is an Independent Director as of the effective date hereof automatically shall be granted (i) an Option valued at $20,000 to purchase Common Stock (subject to adjustment as provided in Section 11.3) on such effective date and (ii) commencing in the first calendar year which begins after the effective date hereof, an Option valued at $20,000 to purchase Common Stock (subject to adjustment as provided in Section 11.3) on the date of each annual meeting of the Company’s stockholders at which the Independent Director is reelected to the Board. During the term of the Plan, a person who is initially elected to the Board after the effective date hereof and who is an Independent Director at the time of such initial election automatically shall be granted (i) an Option valued at $20,000 to purchase Common Stock (subject to adjustment as provided in Section 11.3) on the date of such initial election and (ii) commencing in the first calendar year which begins after the date of such election, an Option valued at $20,000 to purchase Common Stock (subject to adjustment as provided in Section 11.3) on the date of each annual meeting of the Company’s stockholders at which the Independent Director is reelected to the Board. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an Option grant pursuant to this Section 4.5(a).
     (b)    Discretionary Grants.    In addition to the grants set forth in Section 4.5(a) hereof, the Administrator may from time to time, in its discretion, and subject to applicable limitations of the Plan:
       (i)  Select from among the Independent Directors (including Independent Directors who have previously received Options under the Plan) such of them as in its opinion should be granted Options;
      (ii)  Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Independent Directors;

     (iii)  Subject to the provisions of Article 5, determine the terms and conditions of such Options, consistent with the Plan.
     The foregoing Option grants authorized by this Section 4.5 are subject to stockholder approval of the Plan.
     4.6.    Options in Lieu of Cash Compensation.    Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants and to Independent Directors in lieu of directors’ fees which would otherwise be payable to such Independent Directors, pursuant to such policies which may be adopted by the Administrator from time to time and subject to compliance with the applicable requirements of Section 409A of the Code (including the requirements applicable to substitutions).
ARTICLE V.
TERMS OF OPTIONS
     5.1.    Option Price; Options Exempt from Section 409A.    The price per share of the shares subject to each Option granted to Employees and Consultants shall be set by the Administrator; provided, however, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and:
     (a)   In the case of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted;
     (b)   In the case of Incentive Stock Options such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code);
     (c)   In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and
     (d)   In the case of a Non-Qualified Stock Option that is intended not to provide for a deferral of compensation within the meaning of Section 409A (and is therefore intended to qualify for the exemption from the requirements of Section 409A of the Code for non-qualified stock options under Treasury Regulations Section 1.409A-1(b)(5)): (i) the exercise price of the Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, (ii) the number of shares subject to the Option shall be fixed on the date the Option is granted, and (iii) the Option shall not include any feature for the deferral of compensation within the meaning of Treasury Regulations Section 1.409A-1(b)(5) other than the deferral of recognition of income until the later of the exercise or disposition of the Option under Treasury Regulation Section 1.83-7, or the time the shares of Common Stock acquired pursuant to the exercise of the Option becomes substantially vested within the meaning of Treasury Regulations Section 1.83-3(b).
     5.2.    Option Term.    The term of an Option granted to an Employee or Consultant shall be set by the Administrator in its discretion; provided, however, that, in the case of Incentive Stock Options, the term shall not be more than 10 years from the date the Incentive Stock Option is granted, or five years from the date the Incentive Stock Option is granted if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Administrator may in its discretion (a) extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Holder, or amend any other term or condition of such Option relating to such a termination or (b) grant an Option for a term of less than 10 years and subsequently extend the term of such Option to 10 years without consideration. Notwithstanding the foregoing, the Administrator shall not permit the modification or extension

(in each case as defined under Section 409A) of an Option that is exempt from the requirements of Section 409A of the Code in a manner that would cause such Option to become subject to the requirements of Section 409A of the Code, or would otherwise violate any applicable requirement of Section 409A of the Code.
     5.3.    Option Vesting.
     (a)   The period during which the right to exercise, in whole or in part, an Option granted to an Employee or a Consultant vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Administrator may, in its discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests.
     (b)   No portion of an Option granted to an Employee or Consultant which is unexercisable at Termination of Employment or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.
     (c)   To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation, within the meaning of Section 422 of the Code) of the Company, exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.
     5.4.    Terms of Options Granted to Independent Directors.    The price per share of the shares subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Options granted to Independent Directors pursuant to Section 4.5(a) hereof shall become exercisable in cumulative annual installments of one-third each on each of the first, second and third anniversaries of the date of Option grant and, subject to Section 6.6, the term of each Option granted to an Independent Director shall be a maximum of 10 years from the date the Option is granted, except that any Option granted to an Independent Director shall by its terms become immediately exercisable in full upon the retirement of the Independent Director at age 65 with 5 years of service as an Independent Director. Unless otherwise provided for by the Administrator, no portion of an Option which is unexercisable at Termination of Directorship shall thereafter become exercisable.
     5.5.    Substitute Awards.    Notwithstanding the foregoing provisions of this Article V to the contrary, but subject to compliance with the applicable requirements of Section 409A of the Code, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of:
     (a)   The aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award; over
     (b)   The aggregate exercise price thereof;
does not exceed the excess of:
     (c)   The aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over
     (d)   The aggregate exercise price of such shares.

ARTICLE VI.
EXERCISE OF OPTIONS
     6.1.    Partial Exercise.    An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.
     6.2.    Manner of Exercise.    All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:
     (a)   A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
     (b)   Such representations and documents as the Administrator, in its discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
     (c)   Any form or forms of identification requested by the Administrator and, in the event that the Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and
     (d)   Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow a delay in payment up to 30 days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Holder for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Administrator; (vi) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Administrator may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.
     6.3.    Conditions to Issuance of Stock Certificates.    The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:
     (a)   The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;
     (b)   The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its discretion, deem necessary or advisable;
     (c)   The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its discretion, determine to be necessary or advisable;

     (d)   The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and
     (e)   The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).
     6.4.    Rights as Stockholders.    Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.
     6.5.    Ownership and Transfer Restrictions.    The Administrator, in its discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate; provided, however, that with respect to any shares purchasable on the exercise of a Non-Qualified Stock Option intended to be exempt from the requirements of Section 409A of the Code, the Administrator shall not impose any restrictions that would cause such shares to fail to qualify as “service recipient stock” within the meaning of Section 409A of the Code. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
     6.6.    Additional Limitations on Exercise of Options.    Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.
ARTICLE VII.
AWARD OF RESTRICTED STOCK
     7.1.    Eligibility.    Subject to the Award Limit, Restricted Stock may be awarded to any Employee or Consultant who the Administrator determines should receive such an Award.
     7.2.    Award of Restricted Stock.
     (a)   The Administrator may from time to time, in its discretion:
       (i)  Select from among the Employees or Consultants (including Employees or Consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and
      (ii)  Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.
     (b)   The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
     (c)   Upon the selection of an Employee or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
     7.3.    Rights as Stockholders.    Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to such restrictions as the Administrator may provide under

Section 7.4. All dividends payable on Restricted Stock shall be paid to the Holder as and when such dividends are paid to the holders of Common Stock.
     7.4.    Restriction.    All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment or, if applicable, upon Termination of Consultancy with the Company; provided, however, that the Administrator in its discretion may provide that such rights shall not lapse in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 7.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; provided, further, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, the Administrator in its discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, or a Termination of Consultancy, without cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.
     7.5.    Repurchase of Restricted Stock.    The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment or, if applicable, upon a Termination of Consultancy between the Holder and the Company, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 7.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, the Administrator in its discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment or a Termination of Consultancy without cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.
     7.6.    Escrow.    The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.
     7.7.    Legend.    In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.
     7.8.    Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.
ARTICLE VIII.
DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS
     8.1.    Eligibility.    Subject to the Award Limit, one or more Performance Awards, Dividend Equivalents, awards of Deferred Stock and/or Stock Payments may be granted to any Employee or any Consultant whom the Administrator determines should receive such an Award.

     8.2.    Performance Awards.
     (a)   Any Employee or Consultant selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee or Consultant.
     (b)   Without limiting Section 8.2(a), the Administrator may grant Performance Awards to any 162(m) Participant in the form of a cash bonus payable upon the attainment of objective performance goals which are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to Section 162(m) Participants shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2. The maximum amount of any Performance Award payable to a Section 162(m) Participant under this Section 8.2(b) shall not exceed the Award Limit with respect to any calendar year of the Company.
     8.3.    Dividend Equivalents.
     (a)   Any Employee or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Stock Appreciation Right, award of Deferred Stock, or Performance Award is granted, and the date such Stock Appreciation Right, award of Deferred Stock, or Performance Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator, subject to compliance with the applicable requirements of Section 409A of the Code.
     (b)   Any Holder of an Option who is an Employee or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option is granted, and the date such Option is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator, subject to compliance with the applicable requirements of Section 409A of the Code.
     (c)   Any Holder of an Option who is an Independent Director selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option is granted and the date such Option is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator, subject to compliance with the applicable requirements of Section 409A of the Code.
     (d)   Dividend Equivalents granted with respect to Options intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code shall be payable, with respect to pre-exercise periods, regardless of whether such Option is subsequently exercised.
     (e)   Notwithstanding the foregoing, with respect to Non-Qualified Stock Options or Stock Appreciation Rights intended to be exempt from the requirements of Section 409A of the Code, no Dividend Equivalents shall relate to the shares subject to such Option or Stock Appreciation Right unless the right to the Dividend Equivalent is not contingent, directly or indirectly, upon the exercise of the Option or Stock Appreciation Right and otherwise does not cause the Option or Stock Appreciation Right to be subject to the requirements of Section 409A of the Code.
     8.4.    Stock Payments.    Any Employee or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

     8.5.    Deferred Stock.    Any Employee or Consultant selected by the Administrator may be granted an award of Deferred Stock (or “restricted stock unit”) in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.
     8.6.    Term; Payment Date.    The term of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be set by the Administrator in its discretion. Unless the Administrator determines otherwise, a Performance Award, Stock Payment or Deferred Stock shall be paid to the Holder during the period ending on the 15th day of the third month following the year in which the Holder’s right to payment under the Performance Award, Stock Payment or Deferred Stock is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code (or, if the right to payment is not subject to a substantial risk of forfeiture, the year in which the Holder obtains a legally binding right to the Performance Award, Stock Payment or Deferred Stock), so as to qualify the Performance Award, Stock Payment or Deferred Stock for the exemption from Section 409A of the Code as a “short-term deferral” under Treasury Regulations Section 1.409A-1(b)(4).
     8.7.    Exercise or Purchase Price.    The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock or shares received as a Stock Payment; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.
     8.8.  Exercise Upon Termination of Employment, Termination of Consultancy or Termination of Directorship. A Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is exercisable or payable only while the Holder is an Employee, Consultant or Independent Director, as applicable; provided, however, that subject to compliance with the applicable requirements of Section 409A of the Code, the Administrator in its discretion may provide that the Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment may be exercised or paid subsequent to a Termination of Employment following a “change of control or ownership” (within the meaning of Section 7.162-27(e)(2)(v) or any successor regulation thereto) of the Company; provided, further, that except with respect to Performance Awards granted to Section 162(m) Participants, the Administrator in its discretion may provide that Performance Awards may be exercised or paid following a Termination of Employment or a Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or disability, or otherwise.
     8.9.    Form of Payment.    Payment of the amount determined under Section 8.2 or 8.3 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article VIII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.9.
ARTICLE IX.
STOCK APPRECIATION RIGHTS
     9.1.    Grant of Stock Appreciation Rights.    A Stock Appreciation Right may be granted to any Employee or Consultant selected by the Administrator. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) subject to compliance with the applicable requirements of Section 409A of the Code, with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

     9.2.    Coupled Stock Appreciation Rights.
     (a)   A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.
     (b)   A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.
     (c)   A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.
     9.3.    Independent Stock Appreciation Rights.
     (a)   An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator. An ISAR is exercisable only while the Holder is an Employee or Consultant; provided, that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Employment or Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or disability, or otherwise.
     (b)   An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.
     9.4.    Payment and Limitations on Exercise.
     (a)   Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.
     (b)   Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.
     (c)   In the case of a Stock Appreciation Right that is intended not to provide for a deferral of compensation within the meaning of Section 409A (and is therefore intended to qualify for the exemption from the requirements of Section 409A of the Code for stock appreciation rights under Treasury Regulations Section 1.409A-1(b)(5)), (i) the number of shares of Common Stock subject to the Stock Appreciation Right shall be fixed on the date the Stock Appreciation Right is granted, (ii) the exercise price per share of the Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted, (iii) compensation payable per share under the Stock Appreciation Right shall not be greater than the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised over such exercise price per share, and (iv) the Stock Appreciation Right shall not include any feature for the deferral of compensation within the meaning of Treasury Regulations Section 1.409A-1(b)(5) other than the deferral of recognition of income until the exercise of the Stock Appreciation Right.

ARTICLE X.
ADMINISTRATION
     10.1.    Compensation Committee.    The Compensation Committee (or one or more other committees or subcommittees of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.
     10.2.    Duties and Powers of Administrator.    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options and Dividend Equivalents granted to Independent Directors.
     10.3.    Majority Rule; Unanimous Written Consent.    The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.
     10.4.    Compensation; Professional Assistance; Good Faith Actions.    Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions shall be taken and all interpretations and determinations shall be made by the Administrator reasonably and in good faith. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation.
     10.5.    Delegation of Authority to Grant Awards.    The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Section 162(m) Participants, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.5 shall serve in such capacity at the pleasure of the Committee.
     10.6.    No Warranty as to Tax Treatment.    It is the intention of the Company that the Awards granted under the Plan will be exempt from, or will comply with the requirements of, Section 409A of the Code, and the Plan and the terms and conditions of all Awards shall be interpreted, construed and administered consistent with such intent. Although the Company intends for the Awards to be in compliance with Section 409A of the Code or an exemption thereto, the Company does not warrant that the terms of any Award or the Company’s administration thereof will be exempt from, or will comply with the requirements of, Section 409A of the Code. The Company shall not be liable to any Holder or any other person for any tax, interest, or penalties that the person may incur as a result of an Award or the Company’s administration thereof not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.

ARTICLE XI.
MISCELLANEOUS PROVISIONS
     11.1.    Transferability of Awards.
     (a)   Except as otherwise provided in Section 11.1(b), and subject to compliance with the applicable requirements of Section 409A of the Code:
       (i)  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
      (ii)  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
     (iii)  During the lifetime of the Holder, only he or she may exercise an Option or other Award (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
     (b)   Notwithstanding Section 11.1(a), the Administrator, in its discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 11.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options.
     11.2.    Amendment, Suspension or Termination of the Plan.    Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s stockholders given within 12 months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 11.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after the expiration of 10 years from the date the Plan is approved by the Company’s stockholders under Section 11.4.
Notwithstanding anything to the contrary, the Administrator shall have the right to amend the Plan and any outstanding Awards or adopt other policies and procedures applicable to the Plan and Awards (including amendments, policies and procedures with retroactive effect) without Holder consent as may be necessary or appropriate to comply with the requirements of Section 409A of the Code or an exemption thereto.
     11.3.    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
     (a)   Subject to Section 11.3(d), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:
       (i)  The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 8.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);
      (ii)  The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and
     (iii)  The grant or exercise price with respect to any Award.
     (b)   Subject to Sections 11.3(b)(vii) and 11.3(d), in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
       (i)  To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its discretion;
      (ii)  To provide that the Award cannot vest, be exercised or become payable after such event;
     (iii)  To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or 5.4 or the provisions of such Award;
     (iv)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

      (v)  To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future.
     (vi)  To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.
     (vii)  Notwithstanding any other provision of the Plan, but subject to compliance with the applicable requirements of Section 409A of the Code, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to such rights and may be exercised for any or all of those shares as fully-vested shares of Common Stock.
     (c)   Subject to the terms of the Plan, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.
     (d)   No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. Furthermore, no adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent such adjustment or action would cause any Award that is otherwise exempt from the requirements of Section 409A of the Code to become subject to Section 409A of the Code, or would cause any Award that is subject to Section 409A of the Code to fail to satisfy any requirement of Section 409A of the Code. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.
     (e)   The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     11.4.    Approval of Plan by Stockholders.    The Plan will be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Performance Criteria.
     11.5.    Tax Withholding.    The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.
     11.6.    Loans.    The Administrator may, in its discretion, extend one or more loans to Employees in connection with the exercise or receipt of an Award granted or awarded under the Plan, or the issuance of Deferred Stock awarded under the Plan. The terms and conditions of any such loan shall be set by the Administrator.
     11.7.    Forfeiture Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment, Termination of Consultancy or Termination of Directorship for cause.
     11.8.    Effect of Plan Upon Options and Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
     11.9.    Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     11.10.    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
     11.11.    Governing Law.    The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.
     11.12.    Effective Date.    The Plan is adopted by the Board and approved by the shareholders effective as of April 17, 2009.